Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 Amendment No. 1) of Aether Systems, Inc. for registration of 752,483 shares of its common stock and to the incorporation by reference therein of our report with respect to the consolidated financial statements of Sila Communications Limited dated February 2, 2001, except for Note 16 as to which the date is March 30, 2001, included in the Annual Report (Form 10-K) of Aether Systems, Inc. for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP	ERNST & YOUNG LLP

London, England

January 23, 2002